Exhibit 99.4

Danvers Bancorp, Inc. and Subsidiaries

Proforma Condensed Consolidated Balance Sheets

Proforma September 30, 2009 and December 31, 2008

(In thousands)

	September 30,	December 31,
	2009	2008	Change
	(Unaudited)
ASSETS
Cash and cash equivalents	$112,818	$43,234	69,584
Certificates of deposit	10,588	10,291	297
Securities available for sale, at fair value	607,674	594,468	13,206
Securities held to maturity, at cost	10,000	—	10,000
Loans held for sale	1,625	—	1,625
Loans, net	1,552,139	1,442,905	109,234

Federal Home Loan Bank stock, at cost	18,172	18,087	85
Premises and equipment, net	35,261	31,852	3,409
Other real estate owned	1,867	1,158	709
Accrued interest receivable	9,938	9,226	712
Goodwill and other intangible assets	33,957	33,957	—
Other assets	59,430	57,688	1,742
Total assets	$2,453,469	$2,242,866	210,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$219,773	$198,286	21,487
Interest-bearing	1,549,943	1,260,645	289,298
Total deposits	1,769,716	1,458,931	310,785
Short-term borrowings	119,439	225,809	(106,370)
Long-term debt	217,970	206,129	11,841
Subordinated debt	29,965	29,965	—
Accrued expenses and other liabilities	21,420	22,475	(1,055)
Total liabilities	2,158,510	1,943,309	215,201
Stockholders’ equity:
Preferred stock; $0.01 par value, 10,000,000 shares authorized; none issued	—	—	—
Common stock; $0.01 par value, 60,000,000 shares authorized; 22,316,125 shares issued as of September 30, 2009 and December 31, 2008	223	223	—
Additional paid-in capital	224,672	222,555	2,117
Retained earnings	88,780	86,313	2,467
Accumulated other comprehensive income	6,194	4,026	2,168
Unearned restricted shares	(7,209)	—	(7,209)
Unearned compensation - ESOP; 1,302,503 and 1,356,030 shares at September 30, 2009 and December 31, 2008, respectively	(13,025)	(13,560)	535
Treasury stock, at cost; 362,793 and 0 shares at September 30, 2009 and December 31, 2008, respectively	(4,676)	—	(4,676)
Total stockholders’ equity	294,959	299,557	(4,598)
Total liabilities and stockholders’ equity	$2,453,469	$2,242,866	210,603

Danvers Bancorp, Inc. and Subsidiaries

Proforma Condensed Consolidated Statements of Income

Proforma For the Three Months Ended September 30, 2009 and 2008

Proforma For the Nine Months Ended September 30, 2009 and 2008

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$22,050	$21,224	$63,832	$62,736
Interest and dividends on securities	6,707	6,021	20,406	19,423
Interest on cash equivalents and certificates of deposit	132	340	353	1,162
Total interest and dividend income	28,889	27,585	84,591	83,321

Interest expense:
Interest on deposits	7,599	8,074	22,779	26,440
Interest on borrowed funds	2,632	2,997	8,066	8,869
Total interest expense	10,231	11,071	30,845	35,309
Net interest income	18,658	16,514	53,746	48,012
Provision for loan losses	1,455	1,275	3,790	3,313
Net interest income, after provision for loan losses	17,203	15,239	49,956	44,699

Non-interest income:	2,740	(1,152)	8,260	5,143

Non-interest expenses:	28,481	25,701	64,985	68,515
Income before income taxes	(8,538)	(11,614)	(6,769)	(18,673)

Provision for income taxes	480	1,967	1,221	(2,223)
Net income	$(9,018)	$(13,581)	$(7,990)	$(16,450)

Weighted-average shares outstanding:
Basic	20,136,421	19,114,524	20,467,221	n/a
Diluted	20,208,168	19,117,993	20,512,209	n/a

Earnings (loss) per share:
Basic	$(0.37)	$(0.71)	$(0.39)	n/a
Diluted	$(0.37)	$(0.71)	$(0.39)	n/a